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                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                     ----------------------------------

                                  FORM 8-K

                               CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported): MARCH 30, 2001



                          COMMUNITY FINANCIAL CORP.
           (Exact name of registrant as specified in its charter)



      ILLINOIS                      0-26292                    37-1337630
   (State or other             (Commission File             (I.R.S. Employer
   jurisdiction of                  Number)                  Identification
    organization)                                                Number)


              240 E. CHESTNUT STREET
              OLNEY, ILLINOIS                                  62450-2295
              (Address of principal executive offices)         (Zip Code)


              Registrant's telephone number, including area code: (618) 395-8676


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ITEM 5.       OTHER EVENTS.

              On March 30, 2001, Community Financial Corp., an Illinois corporation (the "Company"), First Financial Corporation, an Indiana corporation ("First Financial"), and FFC Merger Corp, an Indiana corporation and wholly-owned subsidiary of First Financial ("Merger Corp"), executed an Agreement of Affiliation and Merger (the "Merger Agreement") which provides for the merger (the "Merger") of the Company with and into Merger Corp, as a result of which the Company will become a wholly-owned subsidiary of First Financial.

              Under the terms of the Merger Agreement, upon consummation of the Merger the issued and outstanding shares of the Company's common stock will be converted into the right to receive an amount in cash equal to the Aggregate Purchase Price (as defined in the Merger Agreement), which the Company estimates will be approximately $15.00 per share, subject to certain adjustments.

              The Merger Agreement provides that the consummation of the Merger is subject to the satisfaction or waiver, if applicable, of certain conditions precedent, including without limitation (i) the requisite approval by the shareholders of the Company of the Merger Agreement, (ii) the requisite approval of the transaction by appropriate banking regulators, and (iii) the receipt by the Company of a fairness opinion from its independent financial advisor.


ITEM 7.       FINANCIAL STATEMENTS AND EXHIBITS.

              (a)      Exhibits.  See Exhibit Index.
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                                 SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 3, 2001

                                       COMMUNITY FINANCIAL CORP.



                                       By /s/ Wayne H. Benson
                                          --------------------------------------
                                          Wayne H. Benson
                                          President and Chief Executive Officer



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                                EXHIBIT INDEX


Exhibit Number                             Description
--------------                             -----------

       2 Agreement of Affiliation and Merger, dated as of March 30, 2001, by and among First Financial Corporation, FFC Merger Corp. and Community Financial Corp.

      99           Press Release, dated March 30, 2001




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